Exhibit 99.1

NATIONAL BEVERAGE CORP.

TRADES EX-DIVIDEND

FORT LAUDERDALE, FL November 29, 2018 . . .  In accordance with NASDAQ regulations, shares of National Beverage Corp. (NASDAQ: FIZZ) began trading ‘ex-dividend’ today – net of the $2.90 per share cash dividend declared on November 20, 2018.  This special dividend will be distributed to shareholders of record on November 30, 2018 and paid on or before January 29, 2019.

“While extremely proud that this dividend is the ninth in a program that will have paid $14.56 per share, or $675 million, to our shareholders since 2004, the recent circumstances relative to the current market value decline is very disappointing.  Our Brand LaCroix is just as “healthy” as ever and the loyalty of the core LaCroix consumer remains steadfast.  The prominence that National Beverage Corp. earned through industry-leading innovation continues to offer retailers financial performance that is far superior to its imitators,” stated Chairman and Chief Executive Officer, Nick A. Caporella.

“We remain resolute in our innovative excellence and continue to heighten the launch of our latest brand themes, LaCroix Coffea Exotica, Cubana and Coconut Cola, to other parts of the country throughout this holiday season and in the coming months of 2019.  Our LaCroix Holiday Variety Package, that has performed so well these past few holiday seasons, is currently in the market for those who wish a sparkling holiday “gift” for special pals and buddies.  Embrace the innocence,” concluded Caporella.

Our Way is Tastefully . . .

Sparkling !!

Innovation should be new – but ours has the ‘essence’ to refresh and captivate with FIZZ + Fun

“Patriotism” – If Only We Could Bottle It!

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties and other factors described in the Company's SEC filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.